PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated March 1, 2006)	Registration Statement No. 333-122250
$50,000,000 Principal Amount of
5.75% Convertible Senior Subordinated Notes Due 2009
and
Shares of Common Stock Issuable Upon Conversion of the Notes
and 83,126 Shares of Common Stock

     The following information supplements the Prospectus dated March 1, 2006 of Collegiate Pacific relating to the resale by the selling securityholders named therein of (i) an aggregate of $50,000,000 of 5.75% Convertible Senior Subordinated Notes due 2009 issued by Collegiate Pacific in a private placement in November 2004 and the common stock issuable upon conversion of the notes and (ii) up to 83,126 shares of common stock held by two of Collegiate Pacific’s stockholders who received these shares of common stock as partial consideration for Collegiate Pacific’s acquisition of all of the shares of capital stock of their company.
     The following information updates the information provided in the table under “Selling Securityholders” for the selling securityholder named below:

Shares of
	Principal Amount		Common Stock
	of Notes	Percentage	Issuable Upon	Percentage of
	Beneficially Owned	of Notes	Conversion	Common Stock
Name of Selling Securityholder	and Offered	Outstanding	of Notes (1)	Outstanding (2)
Wolverine Convertible Arbitrage Fund Limited (19)	$5,152,000	10.3%	351,672	3.34%

(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of 68.2594 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Holders will receive a cash payment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes—Conversion.”

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 10,183,493 shares of common stock outstanding as of February 14, 2006. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.

(19)	Mr. Robert Bellick is a partner of this selling securityholder and exercises investment and voting power with respect to the securities listed in the table for this selling securityholder.
The date of this Prospectus Supplement is March 7, 2006.